Exhibit 99.1

First Investors Reports Improved Second Quarter Earnings

        HOUSTON, Dec. 8 /PRNewswire-FirstCall/ -- First Investors Financial Services (OTC: FIFS) has reported net income of $764,640 or $0.17 per share per share for the three months ended October 31, 2005 and $1,689,504 or $0.38 per share for the six months ended October 31, 2005.  This compares to the $216,070 or $0.04 per share and $303,023 or $0.06 per share reported for the three and six month periods ended October 31, 2004, respectively.  Net income for each period was positively affected by growth in net interest income and a lower provision for loan losses.   These factors were offset by lower than expected loan origination volume which the Company attributes to the negative impact of Hurricane Rita, which interrupted its mail campaigns in the direct lending segment in Texas, the Company’s largest market, and an overall decline in car sales which adversely impacted the indirect lending segment.

        As of October 31, 2005, First Investors’ portfolio of receivables held for investment, net increased 33.0% to $331.2 million, as compared to April 30, 2005.  For the six months ended October 31, 2005, the Company reported new origination volume of $146.1 million, which represents an increase of 123.7% over the $65.3 million originated during the prior year period.   Net interest income increased 24.5% and 15.7% during the three and six months ended October 31, 2005, respectively, due to growth in the average portfolio of receivables held for investment which offset a decline in effective yield and an increase in the total cost of debt.  Total operating expenses increased 11.8% and 5.0% during the three month and six month periods, respectively as costs associated with the increase in origination volume were offset by declining costs associated with a reduction in the total managed portfolio.  The delinquency rate by dollars of delinquent accounts decreased from 2.6% at October 31, 2004 to 0.5% at October 31, 2005 reflecting improved underwriting performance overall and an increase in the percentage of the portfolio comprised of direct loans which typically experience lower delinquency rates.  The annualized charge-off rate for the six months ended October 31, 2005, decreased to 2.6% compared to 4.6% for the six months ended October 31, 2004, reflecting lower repossession rates and higher recovery rates for the 2005 period.

        Tommy A. Moore, Jr., President and CEO, stated, “We continue to see significant year over year improvement in profitability driven by an increase in new loan origination volume and the resulting growth in our portfolio of receivables held for investment and lower provision expense.  As mentioned, our origination volume was lower than we expected during the second quarter due primarily to the impact of Hurricane Rita on the Texas market, which not only impacted revenue growth during the period but also increased operating costs.  We believe that our origination volume, specifically in our direct loan segment, will be higher for the third quarter, particularly in our direct lending segment.  From a credit quality perspective, we continue to experience record low delinquency and net charge-off rates.  We expect that credit quality, as measured by both delinquency rates and net loss rates, will remain at very favorable levels despite an increase in bankruptcy filings as consumers rushed to file prior to the effective date of the new bankruptcy law.   We do expect new filings to drop during the third and fourth quarters given the large increase immediately prior to the effective date and the more restrictive filing requirements contained within the new law.”

        First Investors is a specialized consumer finance company engaged in the origination and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale or refinance of new and late-model used vehicles.  The Company is headquartered in Houston, Texas and operates in 28 states.

        The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements involve a number of risks and uncertainties.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

First Investors Financial Services Group, Inc.
Condensed Consolidated Statements of Operations and Selected Data (Unaudited)
Dollars in thousands, except per share data

	For the Three Months Ended October 31,		For the Six Months Ended October 31,

	2005	2004	2005	2004

Interest Income	$9,915	$7,001	$18,412	$13,953
Interest Expense	3,476	1,829	6,436	3,605
Net Interest Income	6,439	5,172	11,976	10,348
Provision for Credit Losses	2,065	2,442	3,716	4,885
Income after Provision for Credit Losses	4,374	2,730	8,260	5,463
Servicing revenue	495	905	1,073	1,875
Other finance charges and fees	598	834	1,106	1,234
Insurance products	263	190	554	332
Income from investment	111	177	237	370
Other interest income	283	92	533	166
Other income	242	221	386	331
Unrealized gain/(loss) on interest rate derivative positions	23	(170)	21	(238)
Total other income	2,015	2,249	3,910	4,070
Total operating expenses	5,185	4,639	9,509	9,056
Income before Provision for Income Taxes	1,204	340	2,661	477
Provision for income taxes	439	124	971	174
Net Income	$765	$216	$1,690	$303
Basic Net Income Per Common Share	$0.17	$0.04	$0.38	$0.06
Diluted Net Income Per Common Share	$0.17	$0.04	$0.37	$0.06
Other Operating Data
Average Principal Balance of Receivables Held for Investment	$310,276	$211,909	$288,749	$209,670
Total Managed Receivables			467,275	455,241
Originations Volume	66,089	37,281	146,053	65,284
Effective Yield on Receivables Held for Investment	12.8%	13.2%	12.8%	13.3%
Average Cost of Debt	4.5%	3.5%	4.5%	3.5%
Weighted Average Number of Basic Shares Outstanding (in thousands)	4,439	5,000	4,425	5,000
Weighted Average Number of Diluted Shares Outstanding (in thousands)	4,622	5,071	4,558	5,109

Financial Position	October 31, 2005	April 30, 2005

Cash and Short-Term Investments	$31,714	$21,511
Receivables Held for Investment, net	331,163	248,977
Receivables Acquired for Investment, net	380	641
Assets Held for Sale	1,077	943
Total Assets	377,537	283,510
Total Debt	345,342	254,613
Total Other Liabilities	4,868	3,405
Total Liabilities	350,210	258,018
Total Shareholders’ Equity	27,327	25,492
Shareholders’ Equity per Common Share	6.14	5.78

Credit Quality Data	As of or For the Six Months Ended Oct 31, 2005	As of or For the Six Months Ended Oct 31, 2004

Receivables Held for Investment:
30 + days past due
Number of Loans	1.0%	3.5%
$ Amount	0.5%	2.6%
Net Charge-offs as a % of average receivables	2.6%	4.6%
Net Charge-offs for the period ending	$3,706	$4,773

 SOURCE  First Investors Financial Services Group, Inc.
          -0-                                                                                          12/08/2005
          /CONTACT:  Bennie H. Duck of First Investors Financial Services Group, Inc., +1-713-977-2600/
          (FIFS)